Exhibit 99.1


   Columbia Bancorp Third Quarter Profits Reach Record $3.1 Million

    THE DALLES, Ore.--(BUSINESS WIRE)--Oct. 22, 2003--Columbia Bancorp (Nasdaq:CBBO) the financial holding company for Columbia River Bank, today reported third quarter net income increased 21% to $3.1 million, or $0.34 per diluted share, compared to $2.5 million, or $0.27 per diluted share, in the corresponding quarter of 2002. For the first nine months of 2003, net income was $6.9 million, or $0.77 per diluted share, compared to $7.1 million, or $0.77 per diluted share in the first nine months of 2002.
    "We produced solid growth on both the income statement and the balance sheet, reaching a new record in income generation," said Roger Christensen, President and Chief Executive Officer. "We quickly returned to our expected performance level after last quarter."

    FINANCIAL HIGHLIGHTS

    --  3Q03 Return on Equity (ROE) is 22.01%, Year-to-Date ROE is
        17.48%

    --  3Q03 Return on Assets (ROA) is 2.06%, Year-to-Date ROA is
        1.63%

    --  3Q03 Net Interest Margin (NIM) is 5.97%, Year-to-Date NIM is
        6.14%

    -- 3Q03 Efficiency Ratio is 51.95%, Year-to-Date Efficiency Ratio is 56.13%

    REVENUE AND NET INTEREST INCOME

    Revenue (net interest income plus non-interest income) for the third quarter grew 9% to $10.9 million, compared to $10.0 million in the like quarter a year ago. For the first nine months, revenue totaled $30.3 million, a 4% increase from $29.1 million in the same period last year.
    Net interest income before the provision for loan losses increased 3% to $8.0 million for the third quarter, compared to $7.8 million for the like quarter a year earlier. Year-to-date 2003 net interest income before the provision for loan losses rose 7% to $23.5 million, compared to $22.0 million last year.
    "Our net interest margin remains high for our peer group despite continuing pressure from borrowers in an historically low interest rate environment. As a result of competitive pressure on the lending side of our business, our net interest margin for the third quarter declined 18 basis points compared to the second quarter," said Greg Spear, Chief Financial Officer. The net interest margin for the third quarter was 5.97%, compared to 6.42% in the third quarter of 2002. For the first three quarters of 2003, the net interest margin was 6.14%, compared to 6.40% in the same period of 2002.

    NON-INTEREST INCOME AND EXPENSE

    Non-interest income for the third quarter increased 27% to $2.8 million, compared to $2.2 million in the like quarter last year. "Because mortgage-servicing asset valuations stabilized in the third quarter, we did not need to adjust the value of our mortgage-servicing asset as we have in previous quarters. We also generated $457,000, before tax, in non-recurring income from the sale of investments during the quarter, which added an additional $0.03 to the quarter's diluted earnings per share," said Spear. Year-to-date non-interest income for 2003 was $6.8 million, compared to $7.1 million for the first nine months of 2002.
    For the third quarter ended September 30, 2003, non-interest expense was $5.7 million, a slight improvement from the second quarter ended June 30, 2003, of $5.8 million. In the third quarter last year, non-interest expense was $5.5 million. Year-to-date 2003 non-interest expense was $17.0 million, compared to $16.3 million for the same period in 2002.
    "Through active management of expenses and increased income generation, we have improved our efficiency ratio over the past several years," said Jim McCall, Chief Operating Officer. For the third quarter, the efficiency ratio was 51.95%, a 344 basis point improvement compared to 55.39% for the like quarter last year. Year-to-date, the efficiency ratio was 56.13%, an eight basis point improvement compared to 56.21% in the first nine months of 2002.

    ASSETS AND SHAREHOLDERS' EQUITY

    Total assets grew 8% to $594.4 million at September 30, 2003, compared to $551.8 million a year earlier. Shareholders' equity increased 6% to $55.4 million at quarter end, compared to $52.3 million at September 30, 2002. Book value per share of common stock at September 30, 2003 was $6.34, compared to $5.83 at September 30, 2002. Tangible book value per share at September 30, 2003 was $5.07, compared to $4.42 at September 30, 2002.
    During the third quarter, Columbia repurchased and retired 16,700 shares of common stock at an average price of $14.85 per share. "In August, we announced a plan to repurchase common stock valued up to $1.6 million as an attractive way to deploy capital," said Christensen. "We expect to continue to make periodic purchases of our stock from time-to-time within the approved plan, particularly when we believe it will be a benefit to shareholders."

    LOANS AND DEPOSITS

    The loan portfolio grew 7% to $460.3 million at September 30, 2003, compared to $428.7 million a year earlier. "The commercial and real estate loan sectors continue to provide the bank with strong growth opportunities," stated Shane Correa, Regional President. "Growth during the third quarter, however, was flat, due to large pay downs in the agricultural portfolio and because several large construction loans in the Central Oregon market were converted to long-term, fixed-rate financing with other lenders. Many of our competitors are now offering long-term rates below levels that we consider prudent. As a result, we have strategically focused our efforts on short- to intermediate-term commercial loans and construction financing."
    Deposits increased 9% to $506.3 million at September 30, 2003, compared to $464.0 million at September 30, 2002. The increase included an 18% gain in non-interest bearing deposits. "Growing our core deposits broadens our customer base and funds future loan growth," said Craig Ortega, Head of Community Banking.

    LOAN QUALITY

    Non-performing assets at the end of September totaled $2.1 million or 0.36% of total assets. The loan loss allowance was $6.6 million or 1.43% of gross loans, including loans held for sale, at September 30, 2003, compared to $6.4 million or 1.40% of gross loans at June 30, 2003. Loan loss reserves increased as a percentage of non-performing assets to 311% at September 30, 2003 from 222% at June 30, 2003. "We have made significant progress with our non-performing assets, generating a 14 basis point improvement compared to the second quarter," said Britt Thomas, Chief Credit Officer. "In addition, $1.3 million of our non-performing asset total is concentrated in the Central Oregon credit, which was written down in the previous quarter. We expect resolution on the balance of this loan sometime in the first half of 2004."

    LOOKING FORWARD

    "The key ratios by which we measure our success returned to the levels we expect, including double-digit income growth. We believe these trends will continue in the fourth quarter, supported by growth from the new Kennewick, Washington branch," said Christensen. "We anticipate the fourth quarter earnings per diluted share will be within the range of $0.29 to $0.31 per share.
    "As previously announced, in the first quarter of 2004, we expect to open our second branch in Redmond, Oregon, and in the second quarter, our fourth branch in Bend, Oregon. These areas are among the fastest-growing communities in the State of Oregon. We expect that these branches will begin contributing earnings to our bottom-line within a year after opening," concluded Christensen.

    EARNINGS TELECONFERENCE AND WEBCAST

    Columbia will conduct a Teleconference and Webcast on Wednesday, October 22, 2003, at 12:00 noon Pacific Time (3:00 p.m. Eastern Time) when management, led by Roger Christensen, will discuss the third quarter 2003 results. To participate in the call dial 1-888-339-2688, and use conference ID 57468823. The live Webcast can be heard by going to Columbia Bancorp's Web Site, www.columbiabancorp.com, and clicking on Presentations/Webcast under the Investor Relations section.
    The call replay will be available starting two hours after the completion of the live call, until October 30, 2003. To listen to the replay dial 1-888-286-8010 and use access code 12353447. In addition, the Webcast will be archived on Columbia Bancorp's Web Site.

    ABOUT COLUMBIA BANCORP

    Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 18 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond, Pendleton, Hermiston, McMinnville (3), Canby and Newberg, Oregon, and in Goldendale, White Salmon and Kennewick, Washington. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through its Columbia River Bank Mortgage Group and brokerage services through its affiliation with CRB Financial Services.

    FORWARD LOOKING STATEMENT

    Forward-looking statements with respect to the financial condition, results of operations and the business of Columbia are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include, without limitation, the impact of competition and interest rates on revenues and margins, Columbia's ability to open and generate growth from new branches, conclude the sale of certain land, achieve resolution on non-performing assets, and other risks and uncertainties, including statements relating to the year 2003 and 2004, as may be detailed from time to time in Columbia's public announcements and filings with the Securities and Exchange Commission ("SEC"). Forward-looking statements can be identified by the use of forward-looking terminology, such as "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Columbia does not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release, other than in its periodic filings with the SEC, or to reflect the occurrence of unanticipated events.


FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share data and ratios)


                                Three Months Ended  Nine Months Ended
                                   September 30,      September 30,
                                ------------------- ------------------
INCOME STATEMENT                    2003      2002      2003     2002
-------------------------------- --------  --------  --------  -------
Interest income                 $  9,737  $  9,841  $ 28,715  $27,867
Interest expense                   1,703     2,075     5,248    5,871
                                 --------  --------  --------  -------
Net interest income                8,034     7,766    23,467   21,996
Provision for loan losses            400       600     2,400    1,700
                                 --------  --------  --------  -------
Net interest income
 after provision for loan losses   7,634     7,166    21,067   20,296
Non-interest income                2,843     2,237     6,814    7,090
Non-interest expense               5,651     5,541    16,997   16,351
Provision for income taxes         1,767     1,338     3,964    3,908
                                 --------  --------  --------  -------
Net income                      $  3,059  $  2,524  $  6,920  $ 7,127
                                 ========  ========  ========  =======
Earnings per share (1)
  Basic                         $   0.35  $   0.28  $   0.79  $  0.80
  Diluted                           0.34      0.27      0.77     0.77
Cumulative dividend
 per share (1)                      0.08      0.07      0.23     0.22
Weighted average shares
 outstanding (1)
  Basic                            8,734     8,950     8,709    8,912
  Diluted                          8,987     9,225     8,982    9,207
Actual shares outstanding (1)      8,734     8,977     8,734    8,977


BALANCE SHEET                   September December  September
                                 30, 2003  31, 2002  30, 2002
----------------------------------------- --------- ---------
Total assets                    $594,440  $544,326  $551,822
Securities                        43,785    36,048    35,862
Loans held for sale                6,214     8,770     8,913
Gross loans, excluding loans
 held for sale (2)               454,036   431,579   419,811
Total gross loans (2)            460,250   440,349   428,724
Goodwill (3)                       7,389     7,389     7,389
Deposits                         506,262   455,835   463,965
Borrowings (4)                    28,340    31,135    30,740
Equity                            55,406    50,190    52,323

Book value per share (1)        $   6.34  $   5.80  $   5.83
Tangible book value
 per share (1)(5)               $   5.07  $   4.42  $   4.42

(1) Prior periods have been adjusted to reflect the 10% stock dividend, effective May 1, 2003.

(2) Excludes allowance for loan losses and unearned loan fees.

(3) From the purchase of Valley Community Bancorp in 1998.

(4) Beginning December 2002, this amount includes trust preferred securities of $4 million.

(5) Total common equity, less goodwill and other intangible assets; divided by actual shares outstanding.



ADDITIONAL FINANCIAL INFORMATION
(Unaudited)
(In thousands, except per share data and ratios)


NON-PERFORMING ASSETS          September September
                                30, 2003  30, 2002
------------------------------ --------- ---------
Delinquent loans on non-
 accrual status                $  2,110  $    937
Delinquent loans on accrual
 status                               -         -
Restructured loans                   11        28
                                --------  --------
Total non-performing loans        2,121       965
Other real estate owned               -       553
                                --------  --------
Total non-performing assets    $  2,121  $  1,518
                                ========  ========

Total non-performing assets /
 total assets                      0.36%     0.28%


                                  Quarter Ended       Year to Date
                               ------------------- -------------------
CHANGE IN THE ALLOWANCE FOR    September September September September
 LOAN LOSSES                    30, 2003  30, 2002  30, 2003  30, 2002
---------------------------------------- --------- --------- ---------
Balance at beginning of period $  6,448  $  6,130  $  6,417  $  5,312
Provision for loan losses           400       600     2,400     1,700
Recoveries                           50        31        96       177
Charge offs                        (294)     (334)   (2,309)     (762)
                                --------  --------  --------  --------
Balance at end of period       $  6,604  $  6,427  $  6,604  $  6,427
                                ========  ========  ========  ========

Loan loss allowance / gross loans and
 loans held for sale                                   1.43%     1.50%
Non-performing loans / loan
 loss allowance                                       32.11%    15.01%


                                  Quarter Ended       Year to Date
                               ------------------- -------------------
OPERATING PERFORMANCE          September September September September
                                30, 2003  30, 2002  30, 2003  30, 2002
------------------------------ --------- --------- --------- ---------
Average interest-earning
 assets                        $537,583  $490,134  $517,271  $464,904
Average gross loans & loans
 held for sale                  467,538   434,860   455,197   413,412
Average assets                  589,766   540,166   566,739   513,013
Average interest-bearing
 liabilities                    384,976   368,036   375,700   350,201
Average interest-bearing
 deposits                       354,766   333,977   346,012   313,488
Average deposits                501,696   452,319   480,899   423,792
Total average liabilities       534,631   488,599   513,805   463,576
Average equity                   55,135    51,567    52,935    49,437


                                  Quarter Ended       Year to Date
                               ------------------- -------------------
RATIOS                         September September September September
                                30, 2003  30, 2002  30, 2003  30, 2002
------------------------------ --------- --------- --------- ---------
Interest rate yield on
 interest-earning assets, tax
 equivalent                        7.23%     8.12%     7.49%     8.08%
Interest rate expense on
 interest-bearing liabilities      1.76%     2.26%     1.87%     2.24%
Interest rate spread               5.47%     5.86%     5.62%     5.85%
Net interest margin, tax
 equivalent                        5.97%     6.42%     6.14%     6.40%
Efficiency ratio (1)              51.95%    55.39%    56.13%    56.21%
Return on average assets           2.06%     1.87%     1.63%     1.85%
Return on average equity          22.01%    19.58%    17.48%    19.22%
Average equity / average
 assets                            9.35%     9.55%     9.34%     9.64%

(1) Non-interest expense divided by net interest income and non-interest income.



FINANCIAL INFORMATION UPDATE
(Unaudited)


                                    Quarter Ended
                              -------------------------
INCOME STATEMENT ITEMS         September    September
                                30, 2003     30, 2002
------------------------------------------ ------------
Service charges on deposits     1,121,321    1,048,565
Credit card discounts & fees      127,696      131,529
Financial services                180,887      139,928
Mortgage servicing, net           277,425     (179,125)
Gain on sale of mortgage loans   (201,872)      82,233
Mortgage loan origination income  660,452      501,853
Gain/loss from "called" bond            -         (786)
Gain/loss from sale of securities 457,265       97,238
Other income                      219,766      415,428
                              ------------ ------------
Total non-interest income       2,842,940    2,236,863
                              ------------ ------------

Compensation & benefits         3,458,179    3,423,977
Occupancy                         575,616      527,648
Data processing                   108,600       85,104
Other expenses                  1,508,538    1,504,380
                              ------------ ------------
Total non-interest expense      5,650,933    5,541,109
                              ------------ ------------


BALANCE SHEET ITEMS            September    September
                                30, 2003     30, 2002
------------------------------------------ ------------
Commercial loans               80,124,723   75,554,522
Agricultural loans             62,114,029   61,266,590
Real estate loans             197,789,563  163,341,117
Real estate loans -
 construction                  88,223,235   93,714,389
Loans held for sale             6,214,380    8,913,445
Consumer loans                 19,340,600   20,647,428
Other loans                     6,443,731    5,286,940
                              ------------ ------------
Total loans, gross (1)        460,250,261  428,724,431
                              ------------ ------------


                                    Quarter Ended
                              -------------------------
MORTGAGE SERVICING             September    September
                                30, 2003     30, 2002
------------------------------------------ ------------
Mortgage servicing asset, net   3,709,391    5,233,431
Mortgage loans serviced ($)   454,963,403  478,328,727
Mortgage loans serviced number
 (quantity)                         3,862        4,001
Mortgage loans produced
 (quantity)                           494          410
Mortgage servicing asset
 multiple                            0.82%        1.09%


MORTGAGE SERVICING ASSET        Q3 2003      Q2 2003
 RECONCILIATION
------------------------------------------ ------------
Mortgage servicing asset
 (MSA), beginning               3,732,007    4,249,566
Add servicing retained
 premiums                         565,753      625,354
Deduct MSA amortization          (588,370)    (567,913)
Deduct MSA valuation
 adjustments                            -     (575,000)
                              ------------ ------------
Mortgage servicing asset,
 ending                         3,709,390    3,732,007
                              ------------ ------------

MORTGAGE SERVICING ASSET
 RECONCILIATION CON'T                2002         2001
------------------------------------------ ------------
Mortgage servicing asset
 (MSA), beginning               6,196,801    2,759,687
Add servicing retained
 premiums                       2,227,511    4,750,197
Deduct MSA amortization        (1,028,810)    (395,354)
Deduct MSA valuation
 adjustments                   (2,781,111)    (917,729)
                              ------------ ------------
Mortgage servicing asset,
 ending                         4,614,391    6,196,801
                              ------------ ------------




                                   Year to Date
                              -----------------------
INCOME STATEMENT ITEMS        September   September
                                30, 2003    30, 2002
----------------------------------------- -----------
Service charges on deposits    3,187,813   3,059,044
Credit card discounts & fees     318,410     317,432
Financial services               432,728     459,020
Mortgage servicing, net              555    (110,305)
Gain on sale of mortgage loans  (219,029)      7,969
Mortgage loan origination
 income                        1,935,067   1,858,507
Gain/loss from "called" bond       4,884       2,714
Gain/loss from sale of
 securities                      457,265     294,133
Other income                     695,892   1,201,856
                              ----------- -----------
Total non-interest income      6,813,585   7,090,370
                              ----------- -----------

Compensation & benefits       10,140,508   9,821,493
Occupancy                      1,696,787   1,494,198
Data processing                  259,928     275,475
Other expenses                 4,899,940   4,759,449
                              ----------- -----------
Total non-interest expense    16,997,163  16,350,615
                              ----------- -----------

MORTGAGE SERVICING ASSET        Q1 2003
 RECONCILIATION
-----------------------------------------
Mortgage servicing asset
 (MSA), beginning              4,614,391
Add servicing retained
 premiums                        561,091
Deduct MSA amortization         (425,916)
Deduct MSA valuation
 adjustments                    (500,000)
                              -----------
Mortgage servicing asset,
 ending                        4,249,566
                              -----------

MORTGAGE SERVICING ASSET
 RECONCILIATION CON'T               2000        1999     1998
----------------------------------------- ----------- --------
Mortgage servicing asset
 (MSA), beginning              1,482,374     646,546        -
Add servicing retained
 premiums                      1,437,145     932,724  664,665
Deduct MSA amortization         (159,832)    (96,896) (18,119)
Deduct MSA valuation
 adjustments                           -           -        -
                              ----------- ----------- --------
Mortgage servicing asset,
 ending                        2,759,687   1,482,374  646,546
                              ----------- ----------- --------

(1) Excludes allowance for loan losses and unearned loan fees.

    CONTACT: Columbia Bancorp
             Roger L. Christensen, 541-298-6633
             rchristensen@columbiabancorp.com
              or
             Greg B. Spear, 541-298-6612
             gspear@columbiabancorp.com